EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Third Fiscal Quarter Ended June 26, 2010 and Announces a Dividend of $0.10 Per Share

CONCORD, Mass., Aug. 2, 2010 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal quarter ended June 26, 2010. For the third quarter of the Company's 2010 fiscal year, the Company reported net income of $2,423,000 or $1.33 per share, on revenue of $6,350,000, as compared to net income of $277,000, or $0.19 per share, on revenue of $2,087,000 for the quarter ended June 27, 2009.   For the nine months ended June 26, 2010, the Company reported net income of $4,692,000, or $2.87 per share, on revenue of $14,690,000, as compared to net income of $708,000, or $0.49 per share, on revenue of $5,987,000 for the nine months ended June 27, 2009.

The Company also announced that on July 29, 2010 its Board of Directors declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on September 7, 2010 to all shareholders of record on August 23, 2010.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "Revenue and operating income increased during the third quarter due to the extraordinary sales volume generated by deliveries of TCC's DSP 9000 RF Encryption Systems currently being deployed in Afghanistan. As previously reported, the Company received orders in April 2010 valued at approximately $9.7 million for encryption equipment to provide secure national communications in Afghanistan. TCC is making shipments on these contracts on an accelerated basis and expects to substantially complete deliveries in the fourth quarter of 2010, which we expect will result in record revenues for fiscal 2010. Upon completion of these deliveries, our revenue is expected to return to the more modest levels achieved during the recent past. The Company continues to expand its market for the DSP9000 RF Encryption System to new customers that can benefit from a universal security solution which can be applied to their existing radio communications suite of equipment. "

Mr. Guild continued, "For the remainder of fiscal 2010 and fiscal 2011, TCC expects to maintain its increased investment in internal product development. We are evaluating several technical options for enhancing the DSP 9000 Radio Encryption product line, which may include cryptography modifications, hardware and software changes and partnering with radio manufacturers to incorporate imbedded solutions. Driven by customer demand, TCC has proceeded with the development of variants of its DSD72A-SP Bulk Encryptor, which will provide higher speeds and additional interfaces for the encryptor's many commercial and government applications. A new multi-mode interface for the DSD72A and a new family of high performance path sensitive encryptors are in development. Market introduction of the initial versions of these products is expected in the fall of 2010. The CX7000 family of IP and frame sensitive encryptors also is expected to be expanded to provide high speed solutions for enterprise networks and satellite communications systems requiring tailored operational and network characteristics."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended March 27, 2010 and December 26, 2009 and its Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended (Unaudited)
	6/26/2010	6/27/2009
Net sales	$ 6,350,000	$ 2,087,000
Gross profit	4,489,000	1,283,000
S, G & A expense	696,000	526,000
Product development costs	781,000	486,000
Operating income	3,012,000	271,000
Income tax expense	590,000	--
Net income	2,423,000	277,000
Net income per share:
Basic	$ 1.33	$ 0.19
Diluted	$ 1.29	$ 0.17

	Nine Months Ended (Unaudited)
	6/26/2010	6/27/2009
Net sales	$ 14,690,000	$ 5,987,000
Gross profit	10,192,000	3,732,000
S, G & A expense	2,327,000	1,784,000
Product development costs	1,639,000	1,277,000
Operating income	6,226,000	671,000
Income tax expense	1,537,000	--
Net income	4,692,000	708,000
Net income per share:
Basic	$ 2.87	$ 0.49
Diluted	$ 2.72	$ 0.43

Condensed consolidated balance sheets

	6/26/2010 (unaudited)	9/26/2009 (derived from audited financial statements)
Cash	$ 5,548,000	$ 5,418,000
Accounts receivable, net	2,388,000	403,000
Inventory	2,439,000	2,415,000
Deferred income taxes	546,000	566,000
Other current assets	257,000	180,000
Total current assets	11,178,000	8,982,000
Property and equipment, net	347,000	340,000
Total assets	$ 11,525,000	$ 9,322,000

Accounts payable	447,000	250,000
Accrued expenses and other current liabilities	2,599,000	2,359,000
Total current liabilities	3,046,000	2,609,000
Total stockholders' equity	8,479,000	6,713,000
Total liabilities and stockholders' equity	$ 11,525,000	$ 9,322,000
CONTACT:  Technical Communications Corporation
          Michael P. Malone, Chief Financial Officer
          (978) 287-5100
          www.tccsecure.com